Exhibit 99.1

Aimmune Therapeutics Announces Second Quarter 2018 Financial Results

BRISBANE, California, August 8, 2018 – Aimmune Therapeutics, Inc. (Nasdaq: AIMT), a biopharmaceutical company developing treatments for life-threatening food allergies, today announced financial results for the quarter and six months ended June 30, 2018. As of June 30, 2018, cash, cash equivalents and investments totaled $295.9 million.

“Since joining Aimmune in mid-June, I have been enormously pleased to see a strong team in place and solid progress towards submitting a Biologics License Application for AR101 in peanut allergy by the end of this year,” said Jayson Dallas, M.D., President and CEO of Aimmune. “Our intention in developing AR101 is to provide a reliable, robust level of protection with the convenience of daily oral dosing so that people living with peanut allergy can have peace of mind and more freedom in their daily lives. We are laser focused on continuing to move AR101 towards potential approval and preparing for a potential U.S. commercial launch in 2019. With an estimated 1.6 million peanut-allergic children and adolescents in the United States alone, we believe the market opportunity is very large. We are motivated by the widespread enthusiasm we hear from allergists and patients who are eager for an approved biologic oral immunotherapy. It is truly exciting to lead Aimmune into its next phase of becoming a fully integrated commercial organization with a pipeline of opportunities in other significant food allergies. I look forward to sharing our progress in the months ahead.”

Second Quarter Highlights

AR101: Pivotal-stage biologic for the treatment of peanut allergy

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Announced new clinical data at the Congress of the European Academy of Allergy, Asthma, and Immunology (EAACI) showing efficacy across the intent-to-treat population of peanut-allergic patients enrolled in the Phase 3 PALISADE trial of AR101.

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Announced results from an Aimmune-supported survey of more than 100 U.S. allergists showing that more than 80 percent preferred the term “tolerated dose” as the most clinically meaningful relevant term to communicate desensitization levels to oral immunotherapy patients.

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Announced results from a new pan-European study showing significant psychosocial burden associated with peanut allergy, with a daily impact on more than 80 percent of people with peanut allergy and parents or caregivers of peanut-allergic minors.

Corporate

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Appointed Dr. Jayson Dallas, an experienced leader with an extensive record of global strategic and commercial operational accomplishments and successful product launches, as President and Chief Executive Officer.

Second Quarter Financial Results

For the quarter and six months ended June 30, 2018, net loss was $52.6 million and $102.1 million, respectively, compared to net loss of $32.5 million and $58.4 million for the comparable periods in 2017.

On a per share basis, net loss for the quarter and six months ended June 30, 2018, was $0.91 and $1.83, respectively, compared to net loss per share of $0.65 and $1.16 for the comparable periods in 2017. The weighted average shares outstanding for the quarter and six months ended June 30, 2018 was 57.9 million and 55.8 million, respectively, compared to 50.2 million shares for the comparable periods in 2017. In the first quarter of 2018, the Company completed an underwritten public offering with net proceeds of $190.4 million through the sale and issuance of an aggregate of 6,325,000 shares of common stock.

Research and development expenses for the quarter and six months ended June 30, 2018, were $35.3 million and $68.7 million, respectively, compared to $22.2 million and $39.6 million for the comparable periods in 2017. The increase was primarily due to higher costs from the progression of certain AR101 clinical trials, including RAMSES, ARC008, ARC009, ARTEMIS and ARC011, and higher contract manufacturing costs to support clinical development and regulatory activities.

General and administrative expenses for the quarter and six months ended June 30, 2018, were $18.6 million and $35.2 million, respectively, compared to $10.8 million and $19.7 million for the comparable periods in 2017. The increase was primarily due to additional employee-related costs and external professional services as Aimmune continues to build its infrastructure to support the development and potential commercialization of AR101. Stock-based compensation expense also increased primarily due to the expansion and extension of our long-term commercial supply agreement with Golden Peanut Company and modification of certain executives’ stock options resulting from their planned separation.

Cash, cash equivalents, and investments totaled $295.9 million at June 30, 2018, compared to $182.4 million at December 31, 2017. The increase primarily reflects net cash proceeds of $190.4 million received as of June 30, 2018, from the sale of common stock, partially off-set by cash used in operating activities of $76.3 million and cash used for purchase of plant and equipment of $6.2 million.

Anticipated Upcoming Milestones

Timing	Anticipated Milestone
2H 18	Safety and tolerability data available from real-world utilization study of AR101 (RAMSES)
2H 18	Initiate a study of AR101 in infants and toddlers 1 – 4 years old (ARC005)
2H 18	Data cut from the pivotal Phase III (PALISADE) rollover study (ARC004)
YE 18	Regeneron / Sanofi expected to initiate Phase 2 trial of AR101 with adjunctive dupilumab
YE 18	Submit BLA for AR101 to the U.S. Food and Drug Administration
YE 18	Submit Investigational New Drug Application for AR201 in egg allergy
1H 19	European clinical study data available (ARTEMIS)
1H 19	Submit MAA for AR101 to the European Medicines Agency
1H 19	Initiate Phase 2 clinical trial of AR201 in egg allergy
2H 19	Submit Investigational New Drug Application for AR301 in walnut allergy
2H 19	Initiate Phase 2 clinical trial of AR301 in walnut allergy
2H 19	Potential approval and commercial launch of AR101 in the U.S.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to provide meaningful levels of protection against allergic reactions resulting from accidental exposure to food allergens by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age. Aimmune plans to submit regulatory filings for marketing approval of AR101 in the United States and Europe based on data from the pivotal Phase 3 PALISADE clinical trial of AR101, which in 4-17 year-old subjects met all its primary and secondary endpoints, and additional ongoing and completed AR101 clinical trials. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations on the potential size of the market opportunity in peanut allergy; Aimmune’s expectations for the RAMSES, ARTEMIS and ARC004 trials, including the expected timing of data readouts and data cuts for these trials; Aimmune’s expectations on regulatory submissions for marketing approval of AR101 in the

United States and Europe, including the timing of these submissions; Aimmune’s expectations regarding the potential commercial launch of AR101, including the timing of a potential approval or AR101; Aimmune’s expectations regarding the timing of initiating additional clinical trials for AR101, including ARC005 and a trial exploring AR101 with adjunctive dupilumab; Aimmune’s expectations on the timing of submitting an IND and initiating phase 2 clinical trials for AR201 in egg allergy and AR301 in walnut allergy; and Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; Aimmune’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; Aimmune’s reliance on third parties for the manufacture of its product candidates; possible regulatory developments in the United States and foreign countries; and Aimmune’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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Contacts:

Investors: Laura Hansen, Ph.D. (650) 396-3814 or lhansen@aimmune.com	Media: Stephanie Yao (650) 351-6479 or syao@aimmune.com

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,
	2018 (Unaudited)	December 31, 2017 (1)
Assets
Cash and cash equivalents	$142,157	$73,487
Short-term investments	147,843	108,943
Prepaid expenses and other current assets	6,826	6,681
Total current assets	296,826	189,111
Long-term investments	5,901	—
Property and equipment, net	23,265	17,205
Prepaid expenses and other assets	664	618
Total assets	$326,656	$206,934

Liabilities and Stockholders’ Equity
Current liabilities	$36,094	$26,599
Other liabilities	2,724	2,530
Stockholders’ equity	287,838	177,805
Total liabilities and stockholders’ equity	$326,656	$206,934

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Expenses
Research and development(1)	$35,254	$22,191	$68,700	$39,608
General and administrative(1)	18,559	10,813	35,232	19,737
Total operating expenses	53,813	33,004	103,932	59,345
Loss from operations	(53,813)	(33,004)	(103,932)	(59,345)
Interest income, net	1,294	507	1,930	978
Loss before provision for income taxes	(52,519)	(32,497)	(102,002)	(58,367)
Provision for income taxes	33	—	50	—
Net loss	$(52,552)	$(32,497)	$(102,052)	$(58,367)

Net loss per common share, basic and diluted	$(0.91)	$(0.65)	$(1.83)	$(1.16)
Shares used in computing net loss per common share, basic and diluted	57,903	50,230	55,752	50,150

(1) Includes stock-based compensation expenses of:
	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Research and development	$2,923	$1,191	$4,970	$2,177
General and administrative	5,751	3,008	11,311	5,615
Total stock-based compensation expenses	$8,674	$4,199	$16,281	$7,792